Exhibit 99.3

Ref: 10356.115634

August 17, 2026

Mr. Stefano Marani

Chief Executive Officer

Renergen Limited

25 Minerva Ave

Glenadrienne

Sandton, 2196

Republic of South Africa

Re:

2024 Update on The Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of The Republic of South Africa as of February 29, 2024.

Dear Mr. Marani:

At the request of Renergen Limited (hereinafter referred to as “Renergen” or “Company”), Sproule Incorporated (“Sproule”), an independent sub-surface consultancy based in Calgary, Canada, has conducted an independent assessment of the unconventional methane and helium reserves of Tetra4 (Pty) Ltd. (hereinafter referred to as “Tetra4”) in the Virginia Gas Field, on the production right 24/04/07PR, located in the Free State of the Republic of South Africa as of February 29, 2024. Renergen owns 94.5% of the equity interests of Tetra4.

Reserve Estimates

The information presented in this Report regarding the Company’s proved reserves as of the last calendar day of February 2024, and 2023 is derived from evaluations conducted by the Company's engineers and audited by Sproule, Inc. (Sproule). Reserve estimation procedures are meticulously established, adhering to internal controls to ensure accurate and timely reserve estimates in line with SEC requirements. Oversight by Tetra4 ("Corporate Reserves") and annual external audits by Sproule ensure compliance in the estimation process. Tetra4 collaborates closely with technical and production teams, incorporating all pertinent engineering and geological data before establishing or revising estimates. Direct oversight by the Director of Corporate Reserves, under the Company's Executive Committee, further reinforces adherence to SEC rules and U.S. GAAP. An annual review of reserve estimates by the Executive Committee, in conjunction with Sproule’s audits, ensures alignment and appropriateness of estimates. Reserve engineers participate in periodic training sessions, fostering ongoing professional development and adherence to written policies and guidelines established by Corporate Reserves.

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Sproule’s audits, covering at least 90% of the Company's reserves, validate the accuracy and compliance of the Company's estimates with SEC regulations and industry standards. Sproule’s unqualified audit opinion underscores the reasonableness and conformity of the Company's proved reserves, bolstered by adherence to standards set forth by the Society of Petroleum Engineers. The proved reserves audited by Sproule, in aggregate, represented the following: As of the last calendar day of February 2024, and 2023 Proved, Possible and Probable reserves audited by Sproule and Pre-tax present value of proved reserves discounted at 10 percent audited by Sproule are, at a minimum 90% of the Company’s reserves. In connection with the annual reserves audit, Sproule prepared its own estimates of the Company's proved reserves and compared its estimates to those prepared by the Company. Sproule’s estimates of reserves are prepared in accordance with the definitions and regulations of the SEC, including the criteria of "reasonable certainty," as it pertains to expectations about the recoverability of reserves in future years, under existing economic and operating conditions, consistent with the definition in Rule 4-10(a)(24) of Regulation S-X. Sproule has issued a statement on the Company's proved, probable and possible reserves as of the last calendar day of February, 2024, and 2023, respectively, based upon its evaluation.

The qualifications of Sproule's staff, including the Manager of Reservoir Engineering, meet industry standards, ensuring competence and expertise in reserves estimation and auditing. The technologies employed in proved reserves estimation encompass various traditional and technical methods, including performance-based, volumetric-based, and seismic interpretation, enhancing the certainty and reliability of the Company's estimates.

In summary, Sproule adheres to rigorous standards in order to ensure accuracy, reliability, and compliance with regulatory requirements. The use of existing Proved Developed Producing locations and the constant review against previous geologic models in important in the understanding of the Proved undeveloped reserves. The undrilled regions earn designation as having undeveloped proved reserves only upon firm commitment and capability to commence drilling within a defined timeframe, typically within five years, barring exceptional circumstances. In the context of reserves estimations, "reasonable certainty" signifies a robust level of confidence in recoverable quantities, while "reliable technology" denotes a suite of rigorously field-tested methodologies, including computational models, known for consistent and replicable outcomes.

The Company's approach to estimating proved reserves adopts a comprehensive strategy, blending traditional methods such as performance-based and volumetric-based analyses with analogous comparisons of similar properties. Bolstering these methodologies, the Company integrates additional technical analyses like seismic interpretation, wireline formation tests, geophysical logs, and core data to fortify the reliability of estimates, particularly for intricate reservoirs.

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Table 1: Methane Reserves Summary

Reserve Category	As of February 29, 2024 (MMcf)	As of February 28, 2023 (MMcf)
Proved Developed Producing	3,962	5,695
Proved Developed Non-Producing	2,742	3,224
Proved Undeveloped	175,900	177,664
Total Proved	182,605	186,583
% Proved Developed	3.7%	4.8%
% Proved Undeveloped	96.3%	95.2%
Total Probable	172,064	173,669
Total Possible	182,163	178,309

Note: Some columns may not add due to rounding.

Table 2: Helium Reserves Summary

Reserve Category	As of February 29, 2024 (MMcf)	As of February 28, 2023 (MMcf)
Proved Developed Producing	135	199
Proved Developed Non-Producing	95	113
Proved Undeveloped	6,187	6,249
Total Proved	6,417	6,561
% Proved Developed	3.6%	4.8%
% Proved Undeveloped	96.4%	95.2%
Total Probable	6,052	6,108
Total Possible	6,407	6,272

Note: Some columns may not add due to rounding.

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Table 3: Methane Net Present Value Summary

Reserve Category	As of February 29, 2024 NPV10% ($, Million)	As of February 28, 2023 NPV10% ($, Million)
Proved Developed Producing	27.9	49.3
Proved Developed Non-Producing	22.6	21.8
Proved Undeveloped	207.3	403.9
Total Proved	257.8	475.0
% Proved Developed	19.6%	15.0%
% Proved Undeveloped	80.4%	85.0%
Total Probable	567.5	761.8
Total Possible	589.7	782.2

Note: Some columns may not add due to rounding.

Note: Assumed that PUD reserves contain all Facility OPEX/CAPEX for all proved reserve categories.

Table 4: Helium Net Present Value Summary

Reserve Category	As of February 29, 2024 NPV10% ($, Million)	As of February 28, 2023 NPV10% ($, Million)
Proved Developed Producing	18.1	27.5
Proved Developed Non-Producing	15.4	12.3
Proved Undeveloped	438.4	425.6
Total Proved	471.9	465.4
% Proved Developed	7.1%	8.6%
% Proved Undeveloped	92.9%	91.4%
Total Probable	484.7	486.4
Total Possible	471.7	503.1

Note: Some columns may not add due to rounding.

Note: Assumed that PUD reserves contain all Facility OPEX/CAPEX for all proved reserve categories.

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Selected Oil and Gas Information Production, Price and Cost Data.

The price that the Company receives for the methane gas and helium it produces is largely a function of market supply and demand. Demand has historically been affected by global economic conditions, including the ongoing recession concerns, the Russia/Ukraine conflict, the COVID-19 pandemic, and weather and regional economic impacts within the South African economy. The company’s methane prices are largely tied to the South African LNG transport prices with some additional sales going to the local power market. Helium sales are based on global supply and demand. A decline in gas prices or poor drilling results could have a material adverse effect on the Company's financial position, results of operations, cash flows, quantities of oil and gas reserves that may be economically produced and the Company's ability to access the capital markets. The Company’s acreage position lies entirely within the Karoo Basin of South Africa however, it is technically more correct to state that both the majority of the methane and helium resources lie within the Precambrian Ventersdorp and Witwaterstrand Supergroups. The Tetra4 Production Right is currently the only existing onshore production right in the Republic of South Africa and has an operational LNG and helium liquification facility as part of the field operation. The Company produces gas with approximately 90 to 93 percent methane and 1 to 6 percent helium from its development wells. The gas is collected and purified to LNG and pure helium for sales.

Table 5: Prices Used in Reserve Calculations

Reserve Category	As of February 29, 2024 ($/Mcf)	As of February 28, 2023 ($/Mcf)
Methane	16.31	20.03
Helium	320.00	320.00

Note: $/mmbtu * .9811 BTU factor for 2024 and 2023. 1.016 BTU factor for 2022.

Table 6: Costs Incurred as of Year Ended February 29, 2024

Costs Incurred	Year Ended February 29, 2024 ($, Million)
Proved Property Acquisition Costs	0
Unproved Property Acquisition Costs	0
Exploration Costs	0.208
Development Costs	0
Asset Retirement Obligations	0
Total	0.208

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Table 7: Development and Exploratory/Extension Drilling Activity as of Year Ended February 29, 2024

Development and Exploratory/Extension Drilling Activity	Development	Exploratory/Extension
Beginning Wells in Progress	6	4
Wells Spud	6	4
Successful Wells	1	4
Ending Wells in Progress	5	0

Table 8: Average Daily Production

(Mcfd)
Methane	533.10
Helium	0

Table 9: SEC Tables for Methane

	Year Ended February 29, 2024	Year Ended February 28, 2023
Annual Sales Volumes (MMcf)	128.48	50.10
Average Daily Sales Volumes (Mcfd)	533.10	259.61
Average Sales Prices ($/Mcf)	11.55	12.05
Average Production Costs ($/Mcf)
Lease Operating Expense	3.16	2.60
Gathering, Processing and Transportation Expense	0.25	0.64
Workover Costs	0.01	0.13
Net Natural Gas Plant Income	0.00	0.00
Total Production Costs	3.42	3.37
Production and Ad Valorem Taxes
Production Taxes	0.00	0.00
Ad Valorem Taxes	0.00	0.00
Depletion Expenses	0.00	0.00

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Table 10: SEC Tables for Helium

	Year Ended February 29, 2024	Year Ended February 28, 2023
Annual Sales Volumes (MMcf)	0.00	0.00
Average Daily Sales Volumes (Mcfd)	0.00	0.00
Average Sales Prices ($/Mcf)	0.00	0.00
Average Production Costs ($/Mcf)
Lease Operating Expense	0.00	0.00
Gathering, Processing and Transportation Expense	0.00	0.00
Workover Costs	0.00	0.00
Net Natural Gas Plant Income	0.00	0.00
Total Production Costs	0.00	0.00
Production and Ad Valorem Taxes
Production Taxes	0.00	0.00
Ad Valorem Taxes	0.00	0.00
Depletion Expenses	0.00	0.00

Table 11: Productive Gas Wells Attributable to the Company's Properties

Gross Productive Wells	21
Net Productive Wells	20

Thank you for this opportunity to be of service to Renergen. If you have any questions or wish to discuss any aspect of the report further, please feel free to contact either of us.

Sincerely,

Sproule Incorporated

/s/ Jeffrey B. Aldrich

Jeffrey B. Aldrich, L.P.G.

Senior Geoscientist

/s/ Mark Stouffer

Mark Stouffer, P.E.

Senior Engineer

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Certification

Report Preparation

The report entitled “2024 Update on the Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of the Republic of South Africa

As of February 29, 2024” was prepared by the following Sproule personnel:

Project Leader:
Jeffrey Aldrich, P.Geo., L.P.G.
Preparation of: Geological Interpretations

Mark Stouffer, P.E.
Preparation of: Engineering Interpretations

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Responsible Member Validation

The following Responsible Member of Sproule Incorporated certify that our internal quality control process has been followed in accordance with our Professional Practice Management Plan.

/s/ Meghan Klein
Meghan Klein, P.Eng.
Senior Manager, Engineering

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Certificate of Qualifications

Jeffrey Aldrich, L.P.G., P.Geo.

I, Jeffrey B. Aldrich, Senior Geoscientist of Sproule, 1000, 1700 Broadway Street, Denver, Colorado, USA, declare the following:

1.
I hold the following degree:
a.
B.Sc. Geology (1977), Vanderbilt University, Nashville, TN, USA
b.
M.Sc. Geology (1983), Texas A&M University, College Station, TX, USA
2.
I am a licensed Professional:
a.
Licensed Professional Geoscientist (P.G.) Louisiana, USA #394
b.
Licensed Professional Geoscientist (P.G.) Texas, USA # 15140
b.
Certified Petroleum Geologist (C.P.G) The American Association of Petroleum Geologists #6254
3.
I am a member of the following professional organizations:
a.
Association of Professional Engineers and Geoscientists of Alberta (APEGA)
b.
American Association of Petroleum Geologists (AAPG)
c.
Society of Petroleum Engineers (SPE)
4.
I am a qualified reserves evaluator and reserves auditor as defined in:
a.
the “Canadian Oil and Gas Evaluation Handbook” as promulgated by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and,
b.
the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” as promulgated by the Society of Petroleum Engineers and incorporated into the “Petroleum Resource Management System” (SPE-PRMS).
5.
My contribution to the report entitled “2024 Update on The Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of The Republic of South Africa as of February 29, 2024” is based on my geoscience knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule.
6.
I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Renergen Ltd.

/s/ Jeffrey Aldrich
Jeffrey Aldrich, L.P.G., P.Geo.

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Certificate of Qualification

Mark Stouffer, P.E.

I, Mark Stouffer, Senior Petroleum Engineer of Sproule, 1000, 1700 Broadway Street, Denver, Colorado, declare the following:

1.
I hold the following degrees:
a.
M.E. in Petroleum Engineering (1988), Texas A&M University, College Station, TX, USA
b.
B.S. in Petroleum Engineering (1983), The University of Tulsa, Tulsa, OK, USA
2.
I am a registered Professional:
a.
Professional Engineer (P.E.), State of Colorado, USA.
3.
I am a member of the following professional organizations:
a.
Society of Petroleum Engineers (SPE)
4.
I am a qualified reserves evaluator and reserves auditor as defined in:
a.
the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” as promulgated by the Society of Petroleum Engineers and incorporated into the “Petroleum Resource Management System” (SPE-PRMS).
5.
My contribution to the report entitled “2024 Update on The Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of The Republic of South Africa as of February 29, 2024” is based on my engineering knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule.
6.
I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Renergen Ltd.

/s/ Mark Stouffer
Mark Stouffer, P.E.

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Certificate of Qualification

Meghan M. Klein, P.Eng.

I, Meghan M. Klein, Senior Manager, Engineering of Sproule, 900, 140 Fourth Avenue SW, Calgary, Alberta, declare the following:

1.
I hold the following degree:
a.
B.A.Sc. Geological Engineering (2005), University of Waterloo, Waterloo, ON, Canada
2.
I am a registered Professional:
a.
Professional Engineer (P.Eng.), Province of Alberta, Canada
3.
I am a member of the following professional organizations:
a.
Association of Professional Engineers and Geoscientists of Alberta (APEGA)
b.
Society of Petroleum Engineers (SPE)
4.
I am a qualified reserves evaluator and reserves auditor as defined in:
a.
the “Canadian Oil and Gas Evaluation Handbook” as promulgated by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and,
b.
the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” as promulgated by the Society of Petroleum Engineers and incorporated into the “Petroleum Resource Management System” (SPE-PRMS).
5.
My contribution to the report “2024 Update on The Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of The Republic of South Africa as of February 29, 2024” is based on my engineering knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule.
6.
I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Renergen Ltd.

/s/ Meghan M. Klein
Meghan M. Klein, P.Eng.

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Report Revisions

Revision	Date	Summary of Changes
1	August 13, 2026	Tables # 1 & 2 on Page 13: 2024 Volumes • The February 29, 2024 Volumes are re-stated to 100% working interest from the previously reported 94.5% working interest.
Tables # 3 & 4 on Page 14: 2024 NPV Summaries • The February 29, 2024, NPV 10%’s are re-stated to 100% working interest from the previously reported 94.5% working interest.
2	August 17, 2026

The First Paragraph on Page 1 is re-worded to more clearly state that Renergen owns a 94.5% equity interest of Tetra4.

•
At the request of Renergen the first and second sentences are slightly reworded to clarify that Tetra4, the Operating Company and license holder of production right 24/04/07PR, is 94.5% owned (equity interest) by Renergen.

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